UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 30, 2021

Oyster Point Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39112	81-1030955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
202 Carnegie Center, Suite 109
Princeton, New Jersey 08540
(Address, including zip code, of Registrant’s principal executive offices)
(609) 382-9032
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OYST	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Appointment of Donald Santel

On August 2, 2021, Oyster Point Pharma, Inc. (the “Company”) announced that, upon recommendation by the Corporate Governance and Nominating Committee, the Company’s board of directors (the “Board”) appointed Donald Santel to serve as a director of the Company, effective July 30, 2021. The Company also announced that the Board has unanimously approved the appointment of Mr. Santel as Chair of the Board, as well as to the Compensation Committee of the Board. Mr. Santel’s term will expire at the Company’s 2023 annual meeting of stockholders.

Donald Santel served as Executive Chairman of Adicet Bio, Inc., a private allogeneic cell therapy oncology company, from October 2017 through its reverse merger with resTORbio, Inc. in September 2020. From March 2018 through April 2019, Mr. Santel also served as Adicet Bio’s interim Chief Executive Officer. He previously served as Chief Executive Officer of Hyperion Therapeutics, a public biopharmaceutical company, from June 2008 until the sale of the company to Horizon Pharma in May 2015, and was a member of Hyperion’s board of directors from March 2007 through the company’s sale. Previously, Mr. Santel was a co-founder, member of the board of directors and the Chief Executive Officer of CoTherix, Inc., a public pharmaceutical company, from January 2000 through its sale to Actelion in January 2007. Prior to joining CoTherix, Mr. Santel was employed by several medical device companies, including Cardiac Pathways Corporation (acquired by Boston Scientific) and Medtronic, Inc. Mr. Santel has served as chairman and independent director of Ocelot Bio, Inc., a private biopharmaceutical company, since June 2021. Mr. Santel has also served as an independent director of Consonance-HFW Acquisition Corporation since November 2020. Mr. Santel previously served on the board of directors and the audit and compensation committees of Anthera Pharmaceuticals, Inc. and as a director of ChemGenex Pharmaceuticals, Inc., each a biopharmaceutical company.

There is no arrangement or understanding between Mr. Santel and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Santel and any of the Company’s other directors or executive officers. Mr. Santel does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Santel will be compensated in accordance with the Company’s outside director compensation policy currently in effect (the “Policy”). Pursuant to the Policy, Mr. Santel will be entitled to receive a $40,000 annual retainer for his service on the Board, a $75,000 annual retainer for his service as Chair of the Board, and a $6,000 annual retainer for his service as a member of the Compensation Committee, prorated for the portion of the year served. In addition, pursuant to the Policy, on July 30, 2021, Mr. Santel was granted 10,405 stock options to purchase shares of the Company’s common stock (“Stock Options”), one-third of which will vest on the one-year anniversary of the date of grant and the remainder of which will vest in equal monthly installments over a two-year period thereafter, and 6,937 restricted stock units (“RSUs”), one-third of which will vest annually over three years, in each case, subject to continued service on the Board through each vesting date. Mr. Santel was also granted an additional 4,765 Stock Options and 3,177 RSUs (the “Additional Initial Award”); the Stock Options in the Additional Initial Award will vest in equal monthly installments over 11 months, beginning on August 7, 2021, and the RSUs in the Additional Initial Award will vest on June 7, 2022, provided, however, if all of such Stock Options and RSUs in the Additional Initial Award are not fully vested at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”), any such remaining Stock Options and RSUs will vest on the date of the 2022 Annual Meeting, in each case, subject to continued service on the Board through each vesting date. In addition, Mr. Santel will be eligible for an annual award of stock options and restricted stock units pursuant to the terms of the Policy. Mr. Santel has also entered into the Company’s standard indemnity agreement, the form of which was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-238194), initially filed with the Securities and Exchange Commission on May 12, 2020.

Item 7.01 Regulation FD Disclosure.

On August 2, 2021, the Company issued a press release announcing the appointment of Mr. Santel to the Board.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company, regardless of any general incorporation language in such filing, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 2, 2021
101	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OYSTER POINT PHARMA, INC.

Date: August 2, 2021	By:	/s/ Jeffrey Nau
Jeffrey Nau, Ph.D., M.M.S.
President, Chief Executive Officer and Director